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                                                                    Exhibit 99.1

BLUE VALLEY BAN CORP                             NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128        CONTACT: Mark A. Fortino
                                                 Treasurer
                                                 (913) 338-1000

For Immediate Release Wednesday, August 3, 2005

     BLUE VALLEY BAN CORP COMPLETES PLACEMENT OF TRUST PREFERRED SECURITIES

Overland Park, Kansas, August 3, 2005 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced the completion of the private placement of $11.5 million in trust preferred securities by a newly formed and wholly-owned trust subsidiary, BVBC Capital Trust III. The proceeds of the Debt Securities will be used on September 30, 2005 to redeem, in whole, the Company's Junior Subordinated Debentures issued by BVBC Capital Trust I in July 2000.

The $11.5 million in trust preferred securities bears interest at a variable rate which will reset quarterly at the three-month LIBOR rate plus 1.60%, and interest is paid quarterly. The trust preferred securities mature on September 30, 2035, but are redeemable by the Company at par commencing on September 30, 2010.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.